Exhibit 99.1

EARNINGS RELEASE	April 27, 2004

NORTHWEST PIPE REPORTS FIRST QUARTER 2004 RESULTS

Portland, Oregon, April 27, 2004...Northwest Pipe Company (NASDAQ: NWPX) today reported its results for the first quarter of 2004. Sales were $66.7 million compared to $57.7 million in the first quarter of 2003. The company reported net income of $1.1 million, or $0.17 per diluted share compared to a net loss of $318,000 or $0.05 per diluted share in the first quarter of 2003. “We are pleased to report results that are significantly better than last year,” said Brian Dunham, chief executive officer. “Our results reflect the impact of an improving economy, the steps we have taken to reduce our costs, and the impact of higher pricing. We are optimistic that we will see continuing improvement in the months to come.”

Water Transmission

Sales in the Water Transmission Group were $36.3 million in the first quarter of 2004, compared to $35.3 million for the first quarter last year. The gross profit for this Group was $6.6 million, or 18.3% of sales, compared to $7.4 million, or 21.2% of sales, last year.

“The Water Transmission Group’s gross margin in the first quarter of 2004 was lower as anticipated. Relatively low volume, combined with increased steel costs, drove the margin below historical levels,” said Dunham. “We expect the margin to recover later in the year.”

Tubular Products

The Tubular Products Group’s sales were $30.4 million in the first quarter of 2004, a significant improvement from the $22.4 million reported for the first quarter last year. Gross profit was $1.8 million in the first quarter of 2004 compared to a loss of $0.9 million in the first quarter of 2003. Gross profit as a percent of sales was 5.9% in the first quarter of 2004, compared to a negative 4.2% in 2003.

“The tubular products market improved as expected,” Dunham reported. “This is the highest revenue reported by this Group since the third quarter of 2000 and the highest gross profit since the second quarter of 2002.” The revenue improvement resulted from both higher prices and increased volume. Prices increased in reaction to higher steel costs. Demand was generally strong throughout the quarter even with higher pricing.

Outlook

Water transmission bidding activity improved during the first quarter of 2004. Backlog at the end of the first quarter of 2004 was $83.8 million, compared to $73.8 million at the beginning of the quarter. With the improved bidding activity, gross margin in the backlog has also improved. The company is tracking an increasing number of projects scheduled to bid through the end of the year and currently expects that the total 2004 market will substantially exceed the 2003 market. “We expect bidding activity to be strong throughout the year,” said Dunham. “While the second quarter will still be light in production due to lead times and project timing, backlog should increase, and the third and fourth quarters should have higher volume.”

The cost and availability of steel has been an issue for the Water Transmission Group. This Group typically has longer-term fixed price contracts and can be vulnerable to changing raw material costs. Higher steel costs have been partially responsible for lower margins in the first quarter of 2004 and will contribute to lower margins in the second quarter as well. “Adjusting our purchasing and bidding practices has minimized the impact of cost increases so far,” said Dunham. “At this time, we expect the impact to decrease as steel costs level out later in the year.”

Demand in the Tubular Products Group is expected to increase or at least maintain current levels in most product lines through the third quarter of 2004. Margins are expected to improve based on the current spread between steel costs and selling prices. “We expect our margins to increase for the next few months and then begin to level out based on our assumption that steel costs are near their peak,” stated Dunham.

The company also announced it is in the process of consolidating its Louisiana and Houston plants. “We have made the necessary improvements in Houston to allow us to produce all the tubular products in this one facility that were formerly manufactured in both,” said Dunham. “The consolidation will allow us to reduce our costs, improve our competitiveness and serve our customers more effectively.” The consolidation is expected to be completed in the second quarter.

Steel prices and availability continue to be issues for the Tubular Products Group. Steel costs have almost doubled since last year. “We have generally been successful in passing these costs along to our customers,” said Dunham. “An exception is the energy market we serve in Canada. As a result of higher cost steel without a corresponding increase in selling prices, we have curtailed production of this product line. We have allocated the steel originally planned for these products to our other products and facilities.”

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The company is headquartered in Portland, Oregon and operates eleven manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503-382-2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended March 31
	2004	2003
Net Sales:
Water Transmission	$36,297	$35,258
Tubular Products	30,425	22,402

Net Sales	66,722	57,660

Cost of Sales:
Water Transmission	29,655	27,792
Tubular Products	28,639	23,334

Total Cost of Sales	58,294	51,126

Gross Profit (Loss):
Water Transmission	6,642	7,466
Tubular Products	1,786	(932)

Net Gross Profit	8,428	6,534

Selling, General and Administrative	5,255	5,740

Operating Income	3,173	794

Interest Expense	1,308	1,317

Income (Loss) Before Income Taxes	1,865	(523)

Income Tax Expense (Benefit)	718	(205)

Net Income (Loss)	$1,147	$(318)

Basic Earnings (Loss) per Share	$0.17	$(0.05)

Diluted Earnings (Loss) per Share	$0.17	$(0.05)

Shares used in Per Share Calculation:
Basic	6,571	6,549

Diluted	6,682	6,549